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WASHINGTON NATIONAL CORPORATION
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

Primary and Fully Diluted
(000s Omitted Except Per Share Amounts)

                                                      Six Months Ended        Three Months Ended
                                                          June 30,                June 30,
                                                       1997       1996         1997       1996
Primary
Average Shares:
  Average common shares outstanding                    12,409     12,241       12,427     12,247
  Assumed exercise of stock options                       163          -          164          -
Total Average Shares                                   12,572     12,241       12,591     12,247

Net Income (Loss) Available to Common Shareholders:
  Income from continuing operations before
    Preferred Stock dividend requirement              $14,464    $14,426       $4,658     $7,748
  Preferred Stock dividend requirement                   (138)      (179)         (50)       (89)
  Income from continuing operations                    14,326     14,247        4,608      7,659
  Loss from discontinued operations - net of tax            -    (25,939)           -    (24,695)
Net Income (Loss) Available to Common Shareholders    $14,326   ($11,692)      $4,608   ($17,036)

Primary Earnings Per Share:
  Income from continuing operations                     $1.14      $1.16        $0.37      $0.63
  Loss from discontinued operations - net of tax            -      (2.11)           -      (2.02)
Net Income (Loss) Per Share                             $1.14     ($0.95)       $0.37     ($1.39)

Fully Diluted
Average Shares:
  Average common shares outstanding                    12,409     12,241       12,427     12,247
  Assumed conversion of Preferred Stock                   222          -          177          -
  Assumed exercise of stock options                       167          -          171          -
Total Average Shares                                   12,798     12,241       12,775     12,247

Net Income (Loss) Available to Common Shareholders:
  Income from continuing operations before
    Preferred Stock dividend requirement              $14,464    $14,426       $4,658     $7,748
  Preferred Stock dividend requirement                      -       (179)           -        (89)
  Income from continuing operations                    14,464     14,247        4,658      7,659
  Loss from discontinued operations - net of tax            -    (25,939)           -    (24,695)
Net Income (Loss) Available to Common Shareholders    $14,464   ($11,692)      $4,658   ($17,036)

Fully Diluted Earnings Per Share:
  Income from continuing operations                     $1.13      $1.16        $0.36      $0.63
  Loss from discontinued operations - net of tax            -      (2.11)           -      (2.02)
Net Income (Loss) Per Share                             $1.13     ($0.95)       $0.36     ($1.39)

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